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                       September 8, 2020

       Brian Loftus
       Chief Financial Officer
       Unique Fabricating, Inc.
       800 Standard Parkway
       Auburn Hills, MI 48326

                                                        Re: Unique Fabricating,
Inc.
                                                            Form 10-K for the
fiscal year ended December 29, 2019
                                                            Filed on March 27,
2020
                                                            File No. 1-37480

       Dear Mr. Loftus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing